Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 on Form S-1 of Motricity, Inc. of our reports dated March 13, 2012 with respect to the financial statements, financial statement schedule and internal control over financial reporting, which appears in Motricity, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Grant Thornton LLP
Seattle, Washington
March 19, 2012